Generac Reports Record First Quarter 2013 Results

Strong organic revenue growth from residential products and operational execution lead to record levels of revenue and adjusted earnings - Outlook raised for full-year 2013

Company announces proposed special cash dividend of up to $5 per share to shareholders

WAUKESHA, WISCONSIN, (May 2, 2013) – Generac Holdings Inc. (NYSE: GNRC), a leading designer and manufacturer of generators and other engine powered products, today reported financial results for its first quarter ended March 31, 2013.

First Quarter 2013 Highlights

•	Net sales increased year-over-year by 35.7% to $399.6 million as compared to $294.6 million in the first quarter of 2012.
-	Residential product sales increased 45.8% compared to the strong first quarter of 2012, in which year-over-year sales growth was 153.1%.
-	Commercial & Industrial (C&I) product sales increased 21.0% compared to the prior year first quarter.

•	Gross profit margin during the first quarter improved 70 basis points over the prior year, contributing to an overall improved outlook for gross margins for full-year 2013.

•	Net income during the first quarter of 2013 was $50.7 million or $0.73 per share as compared to $30.1 million or $0.44 per share for the same period of 2012.

•
Adjusted net income, as defined in the accompanying reconciliation schedules, increased to $83.9 million from $66.1 million in the first quarter of 2012.  Adjusted diluted net income per common share was $1.21 as compared to $0.96 per share in the first quarter of 2012.

•	Adjusted EBITDA increased 43.5% to $108.8 million as compared to $75.8 million in the first quarter last year.

•
Cash flow from operations in the first quarter of 2013 was $38.3 million as compared to $38.6 million in the prior year quarter.  Free cash flow was $33.9 million as compared to $36.4 million in the first quarter of 2012.

•
For the trailing four quarters, including the first quarter of 2013, net sales were $1.281 billion; net income was $113.8 million; adjusted EBITDA was $322.8 million; cash flow from operations was $235.3 million; and free cash flow was $210.7 million.

“We have started 2013 with yet another record quarter in revenues and earnings,” said Aaron Jagdfeld, President and CEO at Generac.  “Organic revenue growth continues to be very strong and broad based across all major regions of the United States as the market for standby generators continues to expand with more homeowners and businesses becoming aware of the importance of having a backup power solution.  We believe the significant growth that we delivered during the quarter has further elevated the Generac brand as being the household name in backup power.  Additionally, we took the initial steps in accelerating our Latin American expansion efforts with the first full quarter of the Ottomotores acquisition and we’re excited about the opportunity to execute on the potential revenue and cost synergies of the combined companies.”

Additional First Quarter 2013 Highlights

Residential product sales for the first quarter of 2013 increased 45.8% to $255.2 million from $175.1 million for the comparable period in 2012.  The strength in shipments was primarily driven by a significant increase in demand for home standby and portable generators from the additional awareness created by major power outages in recent years, as well as the Company’s expanded distribution, increased sales and marketing efforts and overall strong operational execution.  In addition, increased revenue from power washer products also contributed to the year-over-year sales growth in residential products due to added shelf space for the 2013 selling season.

Commercial & Industrial product sales for the first quarter of 2013 increased 21.0% to $127.1 million from $105.0 million for the comparable period in 2012.  The increase in net sales was primarily driven by the Ottomotores acquisition.  Strong shipments to national account customers as well as increased sales of natural gas generators used in light commercial/retail applications also contributed to year-over-year organic growth.

Gross profit margin for the first quarter of 2013 was 38.4% compared to 37.7% in the first quarter of 2012.  Gross margin improved over the prior year due to the combination of cost-reduction initiatives, improved pricing and a moderation in commodity costs.  These margin improvements were partially offset by the mix impact from the addition of Ottomotores sales.

Operating expenses for the first quarter of 2013 increased $5.4 million or 10.5% as compared to the first quarter of 2012.  These additional expenses were driven primarily by operating expenses associated with the Ottomotores businesses, and increased sales, engineering and administrative infrastructure to support the strategic growth initiatives and higher baseline sales levels of the Company.  These operating expense increases were partially offset by a decline in the amortization of intangibles.

Interest expense in the first quarter of 2013 increased to $15.7 million compared to $5.7 million in the same period last year. The increase was a result of the higher debt levels from the refinancing of the Company’s senior secured credit facilities in the second quarter of 2012.

Outlook

The Company is revising upward its sales guidance for full-year 2013 primarily due to continued strong demand for home standby and portable generators.  Full-year 2013 net sales are now expected to increase at a low-to-mid teens rate over the prior year, which is an increase from the approximately 10% rate previously expected.  Specifically for the second quarter of 2013, net sales are forecasted to increase between 30-35% in comparison to the second quarter of 2012.  This top-line guidance continues to assume no material changes in the current macroeconomic environment and no major power outage events for the remainder of 2013.

Gross margins for 2013 are now expected to be approximately flat as compared to the prior year, which is an improvement from a decline of approximately 80 to 100 basis points previously expected.   The improved outlook for gross margins is primarily due to the benefit from additional cost-reductions and a moderation in commodity costs, along with a slight improvement in product mix.

Operating expenses as a percentage of net sales, excluding amortization of intangibles, are still expected to be slightly up compared to 2012, as the Company continues to invest in its infrastructure to support its various strategic growth initiatives and an overall higher level of baseline sales.

As a result of the higher sales outlook and the improved margin guidance, adjusted EBITDA for the full-year 2013 is now expected to increase in the low-teens percentage range over the prior year, which is an increase from the mid single-digit percentage range previously expected.

Cash flow conversion is still expected to remain strong during 2013 and be consistent with the cumulative average during the past four years of free cash flow representing between 90-95% of adjusted net income.

Proposed Special Cash Dividend to Shareholders

In addition to the upwardly revised outlook for full-year 2013, the Company is announcing its plan to execute a recapitalization in which it intends to incur, subject to market and other conditions, approximately $335 million of additional debt to fund a special cash dividend of up to $5 per share on its outstanding common stock.  As part of this transaction, the Company expects to enter into new debt financing in the aggregate amount of approximately $1.15 billion, which is expected to be comprised entirely of senior-secured term-loan credit facilities, the proceeds of which will be used to pay the special cash dividend and refinance the Company’s existing senior-secured term-loan credit facilities.  The new debt financing would also include a $150 million asset-based revolving credit facility, which is expected to be undrawn at the closing of the financing.  The declaration of the special cash dividend will not occur unless new debt financing is obtained under acceptable terms.  The Company expects its Board of Directors to declare and the Company to pay the special cash dividend before the end of the second quarter of 2013.

Mr. Jagdfeld continued, “For a second consecutive year we are pleased to announce that we plan to return significant capital to shareholders through a special cash dividend, which is directly attributable to our strong free cash flow and demonstrated track record of paying down debt.  We are confident this capital structure will allow us to further invest in organic growth initiatives and provide the flexibility to pursue additional acquisitions in the future as we execute our Powering Ahead strategy.  Given the new credit facility is expected to provide a meaningfully lower interest rate than our current facility, we believe this is another attractive use of capital as we continue to drive shareholder value higher through strong execution.”

“We believe that continued underinvestment in the electrical grid, an aging and more electrically dependent population and more severe and unpredictable weather will continue to drive additional awareness of the need for backup power,” concluded Mr. Jagdfeld.  “We are also working on a number of strategic initiatives that we believe will further grow our baseline business over the long term.  When considering all the compelling macro growth drivers to our business, our internal initiatives, and the potential for a more meaningful recovery in residential investment and non-residential construction, we believe Generac is well positioned for future growth as a more balanced company with improved global focus.”

Conference Call and Webcast

Generac management will hold a conference call at 9:00 a.m. EDT on Thursday, May 2, 2013 to discuss highlights of this earnings release. The conference call can be accessed by dialing (866) 318-8615 (domestic) or +1 (617) 399-5134 (international) and entering passcode 45155295.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), under the Investor Relations link. The webcast link and supporting materials, if any, will be made available on the Company’s website prior to the start of the call.

Following the live webcast, a replay will be available on the Company's web site. A telephonic replay will also be available approximately one hour after the call and can be accessed by dialing (888) 286-8010 (domestic) or +1 (617) 801-6888 (international) and entering passcode 96396239. The telephonic replay will be available for 30 days.

Generac company news is available
24 hours a day, on-line at: http://www.generac.com.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of generators and other engine powered products.  As a leader in power equipment serving residential, light commercial, industrial and construction markets, Generac's power products are available internationally through a broad network of independent dealers, retailers, wholesalers and equipment rental companies.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

•	demand for Generac products;
•	frequency and duration of major power outages;
•	availability, cost and quality of raw materials and key components used in producing Generac products;
•
the impact on our results of the substantial increases in our outstanding indebtedness and related interest expense due to the dividend recapitalization transaction completed in May 2012 and our proposed dividend recapitalization transaction that is discussed above under “Proposed Special Cash Dividend to Shareholders”;

•
the possibility that the expected synergies, efficiencies and cost savings of the acquisition of the Ottomotores businesses or other acquisitions will not be realized, or will not be realized within the expected time period;

•	the risk that the Ottomotores businesses or other acquisitions that we make will not be integrated successfully;
•	competitive factors in the industry in which Generac operates;
•	Generac's dependence on its distribution network;
•	Generac's ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
•	loss of key management and employees;
•	increase in product and other liability claims; and
•	changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”).

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

The computation of adjusted EBITDA is based on the definition of EBITDA contained in Generac's credit agreement, dated as of May 30, 2012, which is substantially the same definition that was contained in the Company’s previous credit agreements.  To supplement the Company's condensed consolidated financial statements presented in accordance with US GAAP, Generac provides a summary to show the computation of adjusted EBITDA, taking into account certain charges and gains that were recognized during the periods presented.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of adjusted net income. Adjusted net income is defined as net income before provision (benefit) for income taxes adjusted for the following items: cash income tax expense, amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, and certain non-cash gains and losses.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP.  Free cash flow is defined as net cash provided by operating activities less expenditures for property and equipment and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.  Please see our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures.

Generac Holdings Inc.
Condensed Consolidated Statements of Comprehensive Income
(Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2013	2012

Net sales	$399,572	$294,561
Costs of goods sold	246,110	183,556
Gross profit	153,462	111,005

Operating expenses:
Selling and service	31,681	25,126
Research and development	6,645	5,055
General and administrative	12,426	9,106
Amortization of intangibles	6,185	12,225
Total operating expenses	56,937	51,512
Income from operations	96,525	59,493

Other (expense) income:
Interest expense	(15,675)	(5,674)
Investment income	17	19
Loss on extinguishment of debt	(1,839)	(4,309)
Other, net	396	(425)
Total other expense, net	(17,101)	(10,389)

Income before provision for income taxes	79,424	49,104
Provision for income taxes	28,750	19,044
Net income	$50,674	$30,060

Net income per common share - basic:	$0.75	$0.45
Weighted average common shares outstanding - basic:	67,864,475	67,200,480

Net income per common share - diluted:	$0.73	$0.44
Weighted average common shares outstanding - diluted:	69,554,941	68,637,927

Comprehensive income	$51,676	$29,991

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Per Share Data)

	March 31,	December 31,
	2013	2012
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$54,337	$108,023
Accounts receivable, less allowance for doubtful accounts	169,388	134,978
Inventories	258,821	225,817
Deferred income taxes	37,538	48,687
Prepaid expenses and other assets	5,111	5,048
Total current assets	525,195	522,553

Property and equipment, net	106,474	104,718

Customer lists, net	33,956	37,823
Patents, net	68,358	70,302
Other intangible assets, net	5,409	5,783
Deferred financing costs, net	12,655	13,987
Trade names, net	158,831	158,831
Goodwill	552,943	552,943
Deferred income taxes	127,883	136,754
Other assets	22	153
Total assets	$1,591,726	$1,603,847

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$12,532	$12,550
Accounts payable	117,134	94,543
Accrued wages and employee benefits	16,077	19,435
Other accrued liabilities	82,388	86,081
Current portion of long-term borrowings	30,000	82,250
Total current liabilities	258,131	294,859

Long-term borrowings	770,702	799,018
Other long-term liabilities	47,299	46,342
Total liabilities	1,076,132	1,140,219

Stockholders’ equity:
Common stock, par value $0.01, 500,000,000 shares authorized, 68,546,806 and 68,295,960 shares issued at March 31, 2013 and December 31, 2012, respectively	686	683
Additional paid-in capital	750,179	743,349
Treasury stock, at cost	(6,543)	–
Excess purchase price over predecessor basis	(202,116)	(202,116)
Accumulated deficit	(13,118)	(63,792)
Accumulated other comprehensive loss	(13,494)	(14,496)
Total stockholders’ equity	515,594	463,628
Total liabilities and stockholders’ equity	$1,591,726	$1,603,847

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Three Months Ended March 31,
	2013	2012

Operating activities
Net income	$50,674	$30,060
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,565	1,993
Amortization of intangible assets	6,185	12,225
Amortization of original issue discount	616	37
Amortization of deferred finance costs	561	469
Amortization of unrealized loss on interest rate swaps	1,002	–
Loss on extinguishment of debt	1,839	4,309
Provision for losses on accounts receivable	225	79
Deferred income taxes	20,075	18,239
Loss on disposal of property and equipment	2	107
Share-based compensation expense	2,931	2,439
Net changes in operating assets and liabilities:
Accounts receivable	(34,648)	(3,255)
Inventories	(33,007)	(37,700)
Other assets	13	(530)
Accounts payable	22,601	9,663
Accrued wages and employee benefits	(3,358)	(2,739)
Other accrued liabilities	7,684	3,919
Excess tax benefits from equity awards	(7,694)	(731)
Net cash provided by operating activities	38,266	38,584

Investing activities
Expenditures for property and equipment	(4,322)	(2,138)
Acquisition of business, net of cash acquired	–	(2,279)
Net cash used in investing activities	(4,322)	(4,417)

Financing activities
Proceeds from long-term borrowings	–	573,614
Repayments of short-term borrowings	(18)	–
Repayments of long-term borrowings	(82,250)	(597,874)
Payment of debt issuance costs	–	(10,756)
Cash dividends paid for restricted stock upon vesting	(2,649)	–
Taxes paid related to the net share settlement of equity awards	(10,417)	(1,278)
Excess tax benefits from equity awards	7,694	731
Net cash used in financing activities	(87,640)	(35,563)

Effect of exchange rate changes on cash and cash equivalents	10	–

Net decrease in cash and cash equivalents	(53,686)	(1,396)
Cash and cash equivalents at beginning of period	108,023	93,126
Cash and cash equivalents at end of period	$54,337	$91,730

Generac Holdings Inc.
Reconciliation Schedules
(Dollars in Thousands, Except Share and Per Share Data)

Net income to Adjusted EBITDA reconciliation
	Three Months Ended March 31,
	2013	2012
	(unaudited)	(unaudited)

Net income	$50,674	$30,060
Interest expense	15,675	5,674
Depreciation and amortization	8,750	14,218
Income taxes provision	28,750	19,044
Non-cash write-down and other charges (1)	(423)	(204)
Non-cash share-based compensation expense (2)	2,931	2,439
Loss on extinguishment of debt	1,839	4,309
Transaction costs and credit facility fees (3)	314	135
Other	291	127
Adjusted EBITDA	$108,801	$75,802

(1) Includes losses on disposals of assets, inventory write-off and unrealized mark-to-market adjustments on commodity contracts. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Includes share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

(3) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities.

Net income to Adjusted net income reconciliation
	Three Months Ended March 31,
	2013	2012
	(unaudited)	(unaudited)

Net income	$50,674	$30,060
Provision for income taxes	28,750	19,044
Income before provision for income taxes	79,424	49,104
Amortization of intangible assets	6,185	12,225
Amortization of deferred finance costs and original issue discount	1,177	506
Loss on extinguishment of debt	1,839	4,309
Transaction costs and other purchase accounting adjustments (4)	(253)	-
Adjusted net income before provision for income taxes	88,372	66,144
Cash income tax expense (5)	(4,520)	(55)
Adjusted net income	$83,852	$66,089

Adjusted net income per common share - diluted:	$1.21	0.96
Weighted average common shares outstanding - diluted:	69,554,941	68,637,927

(4) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing. Also includes certain purchase accounting adjustments.

(5) Amount for the three months ended March 31, 2013 is based on an anticipated cash income tax rate of approximately 6%.

Free cash flow reconciliation
	Three Months Ended March 31,
	2013	2012
	(unaudited)	(unaudited)

Net cash provided by operating activities	$38,266	$38,584
Expenditures for property and equipment	(4,322)	(2,138)
Free cash flow	$33,944	$36,446

LTM free cash flow reconciliation
LTM March 31,
2013
(unaudited)

2012 net cash provided by operating activities, as reported	$235,594
Add: March 2013 net cash provided by operating activities, as reported	38,266
Less: March 2012 net cash provided by operating activities, as reported	(38,584)
LTM net cash provided by operating activities	235,276

2012 expenditures for property and equipment, as reported	(22,392)
Add: March 2013 expenditures for property and equipment, as reported	(4,322)
Less: March 2012 expenditures for property and equipment, as reported	2,138
LTM expenditures for property and equipment	(24,576)

Free cash flow	$210,700

LTM Adjusted EBITDA reconciliation
LTM March 31,
2013
(unaudited)

2012 Adjusted EBITDA, as reported	$289,809
Add: March 2013 Adjusted EBITDA, as reported	108,801
Less: March 2012 Adjusted EBITDA, as reported	(75,802)
Adjusted EBITDA	$322,808

SOURCE: Generac Holdings Inc.

CONTACTS:
York A. Ragen
Chief Financial Officer
(262) 506-6064
InvestorRelations@generac.com

Michael W. Harris
Director – Finance and Investor Relations
(262) 544-4811 x2675
Michael.Harris@generac.com